GRC International, Inc.
Statement of Computation of Earnings Per Share
(in thousands except for per share amounts)

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                                                                                               Exhibit 11


                                                                    QTR ENDING             YTD ENDING
BASIC                                                           12/31/97  12/31/96      12/31/97  12/31/96
Weighted Average Number of Shares of Common
           Stock Outstanding                                     9,777     9,340           9,704     9,321

Income (Loss) from Continuing Operations                         2,027       759           3,163     1,615
Income (Loss) from Discontinuing Operations                        468   (19,863)            758   (23,329)
                                                             ====================      ====================
Net Income (Loss)                                                2,495   (19,104)          3,921   (21,714)
                                                             ====================      ====================

Per Share Amount:
Income (Loss) from Continuing Operations                          0.21      0.08            0.32      0.17
Income (Loss) from Discontinuing Operations                       0.05     (2.13)           0.08     (2.50)
                                                             ====================      ====================
Net Income (Loss)                                                 0.26     (2.05)           0.40     (2.33)
                                                             ====================      ====================


FULLY DILUTED

Weighted Average Number of Shares of Common
           Stock Outstanding                                     9,777     9,340           9,704     9,321
Net Effect of Dilutive Stock Options
           Based on the Treasury Stock Method
           Using Average Market Price                              137        87             130       124
Net Effect of Convertible Debenture
           Based on the
           if Converted Method                                     ---       n/a             ---       n/a
                                                             --------------------      --------------------
Weighted Average Shares Outstanding                              9,914     9,427           9,834     9,445
                                                             --------------------      --------------------

Income (Loss) from Continuing Operations                          2027       759            3163      1615
Interest and Amortization on
           Convertible Debenture                                   ---       n/a             ---       n/a
Adjusted Income (Loss) from Continuing Operations                2,027       759           3,163     1,615
Income (Loss) from Discontinuing Operations                        468   (19,863)            758   (23,329)
                                                             ====================      ====================
Adjusted Net Income (Loss)                                       2,495   (19,104)          3,921   (21,714)
                                                             ====================      ====================

Per Share Amount:
Adjusted Income (Loss) from Continuing Operations                 0.20      0.08            0.32      0.17
Income (Loss) from Discontinuing Operations                       0.05     (2.11)           0.08     (2.47)
                                                             ====================      ====================
Adjusted Net Income (Loss)                                        0.25     (2.03)           0.40     (2.30)
                                                             ====================      ====================
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